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                      July 21, 2023

       R. Scott Rowe
       Chief Executive Officer
       Flowserve Corporation
       5215 N. O' Connor Blvd., Suite 700
       Irving, TX 75039

                                                        Re: Flowserve
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 7, 2023
                                                            File No. 001-13179

       Dear R. Scott Rowe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation